Contact:  William E. Keslar
                                        (412) 433-6870

FOR IMMEDIATE RELEASE

     PITTSBURGH, March 2 - USX Chairman and Chief Executive Officer Thomas J. Usher announced today that the board of directors has elected Clarence P. Cazalot, Jr. president of Marathon Oil Company. He also was named a vice-chairman of USX Corporation and elected to the USX board.
     Cazalot, 49, had been vice president of Texaco Inc. and president - production operations.
     Usher emphasized in his announcement that Cazalot's breadth of experience in all phases of the oil and gas business will serve Marathon Oil well during this highly competitive era. "Clarence has solid leadership skills and broad industry experience that will help Marathon reach its stated goal of future growth on a worldwide basis," Usher declared.
     In accepting his new post with Marathon, Cazalot said, "I'm pleased to be joining a company with such a great reputation. Marathon is a world class oil company with great potential to grow and prosper. I look forward to working with Marathon's fine management team to take the company to the next level of success."
     Cazalot is a native of New Orleans and was graduated from Louisiana State University with a degree in geology. He joined Texaco in Bellaire, Texas in 1972 as a geophysicist. He transferred to the offshore division in New Orleans in 1974. He held a number of posts there before being named assistant district geologist in 1976, district geologist in 1977, assistant division geologist in 1979 and regional manager of exploration in 1981.
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     He was appointed staff geologist for the exploration and producing executive committee of Texaco Inc. at the executive offices in Harrison, N.Y. in 1984. The following year, he was named assistant to the vice-chairman. He was named general manager of the frontier exploration department in 1987 in Bellaire, Texas. He was elected a vice president of Texaco Inc. and president of Texaco's Latin America/West Africa Division based in Coral Gables, Florida in early 1992.
     In 1994, Cazalot was named president of Texaco Exploration and Production Inc., in Houston. He was named to the position of president of international marketing and manufacturing on January 1, 1997. He was named president - international production and chairman of London-based Texaco Ltd. on January 1, 1998. He moved to his latest post in White Plains, N. Y. in January 1999.
     Houston-based Marathon Oil Company is part of the USX-Marathon Group (NYSE:
MRO), a unit of USX Corporation.
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2000-3-2
     Visit our Websites located at www.usx.com or www.marathon.com.